UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 25, 2009
SOURCEFIRE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-33350 (Commission File No.)	52-2289365 (IRS Employer Identification No.)

9770 Patuxent Woods Drive
Columbia, Maryland 21046
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 410-290-1616
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Appointment of Michael Cristinziano as Director of the Company
     On March 25, 2009, the Board of Directors of Sourcefire, Inc. (the “Company”) appointed Mr. Michael Cristinziano as a director of the Company. Mr. Cristinziano will serve as a Class C director whose term will expire at the 2009 Annual Meeting of Stockholders. There is no arrangement or understanding between Mr. Cristinziano and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Cristinziano and any of the Company’s other directors or executive officers. Mr. Cristinziano has also been named as a member of each of the Audit Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors.
     Additional information regarding Mr. Cristinziano is set forth below:
     Michael Cristinziano. Michael Cristinziano, age 44, is Corporate Vice President, Strategic Development at Citrix Systems, where he is responsible for several corporate finance functions, including M&A strategy and execution, technology licensing, strategic venture investments and investor relations. Mr. Cristinziano also serves as a member of the Citrix CTO Office. Prior to joining Citrix Systems in 2003, Mr. Cristinziano was Managing Director for Harris Nesbitt, the U.S. investment banking arm of BMO Financial Group, where he covered the networking and software industries. Before joining Harris Nesbitt in 1997, Mr. Cristinziano worked as a research analyst at Needham & Co. Prior to that he was a member of the technical staff at Bellcore. Mr. Cristinziano also serves on the board of directors of Bridgewater Systems Corporation. Mr. Cristinziano holds a B.S. in Electrical Engineering from Temple University, an M.S. in Systems Engineering from the University of Pennsylvania and completed post-graduate studies at Carnegie Mellon University.
     Mr. Cristinziano will be compensated in accordance with the Company’s director compensation policy in effect from time to time. He will receive a cash retainer of approximately $2,100 for his service as a director from the date of his appointment through the date of the Company’s 2009 annual meeting of stockholders, representing a pro rata portion of the Company’s current annual cash fee for non-employee directors.
     In addition, Mr. Cristinziano received an initial grant of 20,752 shares of restricted stock under the Company’s 2007 Stock Incentive Plan, with the number of shares being equal to $160,000 divided by the closing price of the Company’s common stock on March 25, 2009, the date of grant. The restricted stock award is subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2009	Sourcefire, Inc.
	By:	/s/ Douglas W. McNitt
Douglas W. McNitt
Secretary and General Counsel

3